[GRAPHIC OMITTED][GEHL COMPANY LOGO]

                               Gehl Company                  Tel:  262/334-9461
                               143 Water Street              Fax: 262/334-6603
                               P.O. Box 179                  http://www.gehl.com
                               West Bend, WI 53095-0179
                               USA
Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632
                                                                    News Release

         GEHL COMPANY REPORTS SECOND QUARTER EARNINGS OF $.42 PER SHARE;
                         REVISES 2003 FULL YEAR OUTLOOK

     WEST BEND, WI, July 24, 2003 - Gehl Company (NASDAQ NM: GEHL), a manufacturer of compact construction and agricultural equipment, today reported significantly higher net income for the second quarter ended June 28, 2003, of $2.2 million, or $.42 per diluted share, compared to net income of $895,000, or $.16 per diluted share, in the second quarter of 2002. Net income for the second quarters of 2003 and 2002 includes after-tax charges of $81,000, or $.02 per diluted share, and $195,000, or $.04 per diluted share, respectively, relating to previously announced restructuring costs. Net sales were $68.6 million in the quarter ended June 28, 2003, compared to net sales of $66.7 million for the second quarter of 2002.

     For the first six months of 2003, Gehl reported net income of $2.7 million, or $.51 per diluted share, compared to net income of $1.1 million, or $.20 per diluted share, in the first half of 2002. Net income for the first six months of 2003 and 2002 includes after-tax charges of $187,000, or $.04 per diluted share, and $255,000, or $.05 per diluted share, respectively, relating to previously announced restructuring costs. Net sales were $127.1 million in the first six months of 2003, compared to $126.8 million in the first half of 2002.

     William D. Gehl, Chairman & CEO, stated "We are pleased with our second quarter and first half results, especially in light of uneven U.S. economic performance and the challenging conditions we continue to face in our agricultural and construction segments." Mr. Gehl said "The agricultural market has been slow due to depressed milk prices - a situation likely to continue for the rest of the year. However, sales from

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Gehl Company
Gehl Reports Second Quarter 2003 Results
July 24, 2003
page 2

new product introductions, aggressive cost control throughout all areas of the Company, benefits resulting from the closure last year of two of our five manufacturing facilities and lower interest rates all contributed positively to our second quarter results."

Construction Equipment Sales
----------------------------

     Gehl construction equipment segment sales in the second quarter of 2003 were $44.1 million, a 7% increase from second quarter 2002 net sales of $41.1 million. The increase of construction equipment segment sales in the second quarter of 2003 was primarily the result of shipments of compact track loaders, a new product line introduced in the second quarter of 2002. In addition, increased sales by the Company's attachment business benefited the construction equipment segment sales.

Agricultural Equipment Sales
----------------------------

     Gehl agricultural equipment segment sales in the second quarter of 2003 were $24.5 million, down from $25.6 million in the year-ago period. Agricultural equipment net sales continue to be adversely impacted by lower milk prices. Milk prices in the second quarter of 2003 were approximately 10% lower than in the comparable period of 2002, and were at a lower average price than in the first quarter of 2003. Increased sales by the Company's attachment business, as well as higher shipments of compact track loaders, introduced in the second quarter of 2002, and windrow mergers, introduced in the first quarter of 2003, partially offset reduced agricultural implement and skid loader shipments in the quarter.

Gross Margins and Expenses
--------------------------

     For the second quarter of 2003, Gehl's gross margin was 21.1%, versus 21.3% during the same period in 2002. Gross margin for construction equipment was 23.2% for the second quarter, compared with 20.3% for the second quarter of 2002. The increase in the gross margin for the construction equipment segment was primarily the result of improved manufacturing efficiencies, the favorable effects of the two plant closures completed by the Company during the prior year and the levels of discounts and sales incentives associated with the mix of products shipped. Gross margin for the

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agricultural equipment segment was 17.4%, compared with the 23.1% realized for the comparable period in 2002. The decrease in agricultural equipment gross margin was due to continued significant competitive pressure resulting in higher sales discounts and sales incentives, reduced production levels, as well as a less favorable mix of product shipments.

     As a result of tight cost controls, selling, general and administrative expense levels in the second quarter of 2003 were $10.8 million, or 15.8% of net sales, a 4.6% decrease from $11.3 million, or 17.0% of net sales, in the second quarter of 2002. Favorable foreign exchange transaction impacts and lower interest and interest-related costs, such as costs of selling retail finance contracts receivable, due to the overall lower interest rate environment, contributed to the improved earnings.

Full Year Outlook
-----------------

     In light of the still unsettled outlook for the U.S. economic recovery, the Company now expects less improvement in the U.S. economy during the second half of the year. As a result, and combined with the first half actual results, the Company now expects its net sales to range between being flat to up approximately 2% in 2003. If the Company's sales levels meet projected forecasts, the Company expects to earn in the range of $.70 to $.85 per diluted share in 2003.


Forward Looking Statements
--------------------------

     Certain statements included in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets and projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects", "estimates" or "projects" or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of

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this press release. Factors that could cause such a variance include, but are not limited to, a further delay in the expected general economic recovery, unanticipated changes in capital market conditions, the Company's ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2003 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.


About Gehl Company
------------------

     Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl(R)and Mustang(R)brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).


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                         GEHL COMPANY AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                 For the Second Quarter Ended             For the Six Months Ended
                                                         (unaudited)                            (unaudited)
                                                 ----------------------------             ------------------------
                                                   June 28,            June 29,          June 28,             June 29,
                                                     2003                2002              2003                 2002
                                                   --------            --------          --------             --------
NET SALES                                          $ 68,551            $ 66,689          $127,082             $126,757
    Cost of goods sold                               54,085              52,462           100,353               99,171
                                                   --------            --------          --------             --------
GROSS PROFIT                                         14,466              14,227            26,729               27,586
                                                   ========            ========          ========             ========
    Selling, general
     and administrative expenses                     10,818              11,342            21,852               23,263
    Restructuring and other charges                     121                 300               281                  392
                                                   --------            --------          --------             --------
       Total operating expenses                      10,939              11,642            22,133               23,655

INCOME FROM OPERATIONS                                3,527               2,585             4,596                3,931

    Interest expense                                   (984)             (1,166)           (1,883)              (2,129)
    Interest income                                     528                 498             1,031                  980
    Other income (expense), net                         275                (540)              384               (1,053)
                                                   --------            --------          --------             --------

INCOME BEFORE INCOME TAXES                            3,346               1,377             4,128                1,729

    Provision for income taxes                        1,105                 482             1,379                  605
                                                   --------            --------          --------             --------
NET INCOME                                         $  2,241            $    895          $  2,749             $  1,124
                                                   ========            ========          ========             ========
EARNINGS PER SHARE

Diluted                                            $   0.42            $   0.16          $   0.51             $   0.20
    Weighted average number of common
    shares and common stock equivalents               5,351               5,513             5,372                5,516

Basic                                              $   0.42            $   0.17          $   0.51             $   0.21
    Weighted average number of common
    shares                                            5,346               5,399             5,360                5,387

                          GEHL COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                          June 28, 2003       December 31, 2002       June 29, 2002
                                                           (unaudited)            (audited)            (unaudited)
                                                          -------------       -----------------       -------------

ASSETS
    Cash                                                  $       4,742          $        2,243          $    2,855
    Accounts receivable - net                                   118,098                  97,627             110,571
    Finance contracts receivable - net                            6,426                   4,701               1,804
    Inventories                                                  36,550                  36,771              45,714
    Deferred income taxes                                         8,469                   8,469              10,171
    Prepaid expenses and other current assets                     1,877                   3,203               1,900
                                                          -------------          --------------          ----------
       Total current assets                                     176,162                 153,014             173,015

    Property, plant and equipment - net                          45,056                  46,697              47,091
    Goodwill                                                     11,748                  11,696              12,556
    Other assets                                                 15,037                  14,662              13,956
                                                          -------------          --------------          ----------
    Total assets                                          $     248,003          $      226,069          $  246,618
                                                          =============          ==============          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Total current liabilities                             $      60,716          $       49,634          $   56,560
    Long-term debt obligations                                   64,426                  56,135              71,530
    Other long-term liabilities                                  22,538                  22,518              14,650
    Deferred income taxes                                         1,644                   1,644               2,460
    Total shareholders' equity                                   98,679                  96,138             101,418
                                                          -------------          --------------          ----------
    Total liabilities and shareholders' equity            $     248,003          $      226,069          $  246,618
                                                          =============          ==============          ==========

                          GEHL COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                            For the Six Months Ended
                                                                                                  (unaudited)
                                                                                  --------------------------------------------
                                                                                  June 28, 2003                  June 29, 2002
                                                                                  -------------                  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                   $       2,749                  $       1,124
     Adjustments to reconcile net income to net cash
        (used for) provided by operating activities:
           Depreciation                                                                   2,550                          2,129
           Amortization                                                                      13                            118
           Cost of sales of finance contracts                                                10                          1,198
           Proceeds from the sales of finance contracts                                  46,979                         48,143
           Increase in finance contracts receivable                                     (49,312)                       (41,252)
           Net change in remaining working capital items                                 (6,668)                        (9,813)
                                                                                  -------------                  -------------
              Net cash (used for) provided by operating activities                       (3,679)                         1,647

CASH FLOWS FROM INVESTING ACTIVITIES:
     Property, plant and equipment additions - net                                         (808)                        (5,073)
     Other                                                                                 (112)                         1,223
                                                                                  -------------                  -------------
              Net cash used for investing activities                                       (920)                        (3,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from revolving credit loans                                                 8,359                          3,590
     Repayments of other borrowings - net                                                  (635)                        (1,547)
     Proceeds from issuance of common stock                                                 102                            532
     Treasury stock purchases                                                              (728)                          (190)
     Other                                                                                    -                            425
                                                                                  -------------                  -------------
              Net cash provided by financing activities                                   7,098                          2,810

     Net increase in cash                                                                 2,499                            607
     Cash, beginning of period                                                            2,243                          2,248
                                                                                  -------------                  -------------
     Cash, end of period                                                          $       4,742                  $       2,855
                                                                                  =============                  =============